UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 04, 2026

McGRATH RENTCORP

(Exact name of Registrant as Specified in Its Charter)

California	000-13292	94-2579843
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5700 Las Positas Road
Livermore, California		94551-7800
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (925) 606-9200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MGRC	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 2, 2026, McGrath RentCorp (the “Company”) entered into a First Amendment to the Second Amended and Restated Note Purchase and Private Shelf Agreement (the “Amendment”) with PGIM, Inc., the holders of the Notes previously issued pursuant to that certain Second Amended and Restated Note Purchase and Private Shelf Agreement, dated June 8, 2023 (as amended prior to the Amendment, the “Prior NPA”), among the Company and the other parties thereto, and the purchasers of the Series H Notes (as defined below). The Amendment amends the Prior NPA (as amended by the Amendment, the “Note Purchase Agreement”) to, among other things, provide for the issuance of the Series H Notes and modify certain terms of the Prior NPA. Pursuant to the Amendment, the Note Purchase Agreement was amended to, among other things, (i) provide for the issuance and sale of the Company's Series H Senior Notes (the “Notes”), (ii) increase the aggregate amount of the Company's revolving private shelf facility to $350 million, and (iii) increase certain thresholds for events of default under the Note Purchase Agreement, including increasing the cross-default threshold from $10 million to $20 million and the threshold for certain judgments from $10 million to $20 million.

On November 2, 2026, the Company issued and sold $75 million aggregate principal amount of its 6.53% Series H Senior Notes pursuant to the terms of the Note Purchase Agreement.

The Notes are unsecured obligations of the Company. The Notes bear interest at a rate of 6.53% per annum and mature on November 2, 2031. Interest on the Notes is payable semi-annually beginning on May 3, 2027 and continuing thereafter on May 2 and November 2 of each year until maturity. The Company may at any time prepay all or any portion of the Notes; provided that such portion is at least $5,000,000 (and increments of $100,000 in excess thereof). In the event of a prepayment, the Company will pay an amount equal to 100% of the principal amount so prepaid, plus a make-whole amount.

In addition, pursuant to the Note Purchase Agreement, the Company may authorize the issuance and sale of additional senior notes (the “Shelf Notes”) in an aggregate principal amount equal to (x) $350 million minus (y) the aggregate principal amount of Notes then outstanding and the aggregate principal amount of notes accepted for purchase but not yet issued under the facility. Shelf Notes may be issued and sold from time to time at the discretion of the Company's Board of Directors and in such amounts as the Board may determine, subject to prospective purchasers' agreement to purchase the Shelf Notes. The Company will sell the Shelf Notes directly to such purchasers.

Pursuant to the terms of the Note Purchase Agreement, the Company has agreed to customary affirmative and negative covenants for as long as the Notes are outstanding, including, subject to certain exceptions and qualifications, among other things, (i) a maximum leverage ratio and (ii) a minimum fixed charge coverage ratio.

The Notes are also subject to customary events of default, including without limitation, (i) failure to make payments on principal or premium, if any, upon maturity; (ii) failure to pay interest within five business days after the same becomes due and payable; (iii) the Company or any of the Guarantors (as defined below) fails to comply with its various covenants and agreements in the Note Purchase Agreement; (iv) the Company or any of the Guarantors makes false representations and warranties in the documents relating to the Note Purchase Agreement; (v) the Company or any of the Company’s Material Subsidiaries (as defined in the Note Purchase Agreement) fails to pay when due debt obligations in an aggregate principal amount of at least $20,000,000, beyond any applicable grace period, or such debt obligations may be declared payable earlier than their stated maturity due to breach by the Company or any of the Company’s Material Subsidiaries; (vi) certain insolvency events with respect to the Company or any of its subsidiaries; (vii) the Company or any of its subsidiaries becomes subject to final judgments or orders for payment of money that exceed $20,000,000 in the aggregate and are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal; (viii) certain events relating to employee benefit plans that could reasonably be expected to have a material adverse effect; (ix) the documentation related to the Note Purchase Agreement ceases to be in full force and effect; or (x) any Change of Control (as defined in the Note Purchase Agreement) of the Company occurs.

The foregoing descriptions do not purport to be complete and are qualified in their entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 hereto and incorporated herein by reference, and the Note Purchase Agreement, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on June 13, 2023 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in “Item 1.01 Entry into a Material Definitive Agreement,” which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	First Amendment to Second Amended and Restated Note Purchase and Private Shelf Agreement, dated as of November 2, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McGrath RentCorp

Date:	November 4, 2026	By:	/s/ Keith E. Pratt
Keith E. Pratt Chief Financial Officer